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BIOLASE, INC.

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BIOLASE, Inc. (the “Company”) has posted materials to the Say Connect platform at https://app.saytechnologies.com/biolase-2021-october in connection with the Company’s special meeting of stockholders to be held on November 19, 2021. A copy of the materials posted to the website can be found below.

BIOLASE BIOLASE Investor Q&A OCTOBER 25, 2021 3:00 PM CDT Submit by October 19, 2021 5:00 PM CDT SHARE All Top Voted Search Questions No questions yet Be the first to ask BIOLASE, Inc. a question! Sign up or Log in ASK A QUESTION About this Q&A BIOLASE Invites investors to ask and upvote questions that they would like addressed during a Q&A video scheduled to be released October 25th. Management will respond to the top questions. Event Details When will questions be answered? Questions will be answered during a video scheduled to be released October 25th at 4:00 PM Eastern Time. Where can I listen to the webcast? You can listen to the webcast on the BIOLASE Investor Relations page once it’s published. Can you tell me about the Special Meeting on November 19? BIOLASE would like to highlight the Special Meeting scheduled for November 19, 2021 and request all stockholders of record as of October 1. 2021 to cast their vote! View more Q&As Terms and Conditions Privacy Policy